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                                                              EXHIBIT (h)(ii)(A)


                          AMENDMENT TO MANAGEMENT AND
                          ---------------------------
                            ADMINISTRATION AGREEMENT
                            ------------------------

     This Amendment is made as of January 1, 2000, between Fifth Third Funds, formerly known as Fountain Square Funds (the "Trust") and BISYS Fund Services Limited Partnership d/b/a BISYS Fund Services ("Administrator"). The parties hereby amend the Management and Administration Agreement (the "Original Agreement" and, as amended by this Amendment, the "Agreement") between the Company and Administrator, dated as of April 1, 1997, as set forth below.

     WHEREAS, the parties wish to modify certain terms of the Original Agreement, as more particularly described herein.

     NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:

     1. Capitalized terms not otherwise defined herein shall have the same meaning as in the Original Agreement.

     2. Section 4 of the Agreement shall be amended by inserting the following language after the first sentence of that section:

               The Trust agrees to indemnify and hold harmless Administrator, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Administrator's actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests, given or made to Administrator by the Trust or the investment adviser and on any records provided by any fund accountant (other than Administrator) or custodian thereof; provided, that this indemnification shall not apply to actions or omissions of Administrator in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties; and further provided, that prior to confessing any claim against it which may be the subject of this indemnification, Administrator shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Administrator. Administrator agrees to indemnify and hold harmless the Trust, its agents, Trustees, officers and nominees from and against any and all actions, suits, demands and claims, whether

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               groundless or otherwise, and from and against any and all
               judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way relating to Administrator's bad faith, willful misfeasance, negligence, or reckless disregard by it of its obligations and duties with respect to the performance of services under this Agreement.

     3. Section 5 of the Original Agreement shall be amended by replacing the first sentence of the first paragraph of such section with the following:

               This Agreement shall become effective as of the date first written above and shall continue in effect unless earlier terminated by either party hereto as provided hereunder, until March 31, 2002.

     4. Section 5 of the Original Agreement shall be further amended by replacing the second paragraph of that section with the following:

               For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach by the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; (d) any circumstance which substantially impairs the performance of the obligations and duties of the party to be terminated, or the ability to perform those obligations and duties, as contemplated herein. Notwithstanding the foregoing, the absence of either or both an annual review or ratification of this Agreement by the Board of Trustees shall not, in and of itself, continue "cause" as used herein.

     5. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

     6. Except as specifically set forth herein, all other provisions of the Original Agreement shall remain in full force and effect.

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          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                    FIFTH THIRD FUNDS

                                    By: __________________________________

                                    Title:________________________________


                                    BISYS FUND SERVICES
                                    LIMITED PARTNERSHIP

                                    By: BISYS Fund Services, Inc.,
                                        General Partner

                                    By: __________________________________

                                    Title:________________________________

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